Exhibit 10.1

MARKETING AND DISTRIBUTION AGREEMENT

This MARKETING AND DISTRIBUTION AGREEMENT is hereby made and entered into as of December 1, 2015 (the “Effective Date”), by and between Lazuriton Nano Biotechnology Co., Ltd., a Taiwanese corporation (“Lazuriton  Nano  Biotech”),  and  Lazuriton  Nano  Biotechnology  (U.S.A.)  Inc.,  a  Nevada  corporation (“Distributor”).

 WHEREAS, Lazuriton Nano Biotech is in the business of manufacturing Nano fertilizers products and related items.
WHEREAS, Distributor desires to promote and distribute certain Lazuriton Nano Biotech’s Nano fertilizers products in the Territory, as defined below.

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, and intending to be legally bound by this Agreement, the parties agree as follows:

1. SCOPE OF THE AGREEMENT

(a) Appointment. Subject to the terms and conditions of this Agreement, Lazuriton Nano Biotech hereby appoints Distributor as an authorized distributor of the Nano fertilizers products manufactured by Lazuriton Nano Biotech listed in Exhibit A (the “Products”) in the territory set forth on Exhibit A (the “Territory”), and Distributor accepts such appointment. Distributor may not sell the Products to customers in another territory where Lazuriton Nano Biotech has reserved such territory exclusively for itself or another distributor. Distributor not, directly or indirectly (including through its affiliates), actively solicit orders for any of the Products in any such territory; provided, however, Distributor shall not be prevented from accepting and filling unsolicited orders for the Products from a customer located outside the Territory.

(b) Products. Lazuriton Nano Biotech reserves the right to discontinue or modify the Products, modify the Product specifications, or replace the Products with other Nano fertilizers products, in its sole discretion; provided, however, except as required by law, any such discontinuations, modifications, or replacements will not apply to Products that are subject to an outstanding purchase order accepted by Lazuriton Nano Biotech.

(c) Competitive Products. During the Term (as defined below), Distributor shall not promote or sell, directly or indirectly, any product manufactured or offered for sale by another person or entity, which product competes with the Products (each, a “Competing Product”). Distributor warrants that it does not promote or sell, directly or indirectly, any Competing Product as of the Effective Date. During the Term, Distributor shall disclose to Lazuriton Nano Biotech any new Nano fertilizers products  that Distributor intends to promote or sell, as well as the manufacturer of such products, prior to promoting or selling such products, and Lazuriton Nano Biotech shall determine, in its sole discretion, whether such products are Competing Products.

(d) Independent Contractors. The relationship of Lazuriton Nano Biotech and Distributor established by this Agreement is that of independent contractors and nothing contained herein shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other; (ii) constitute the parties as partners, joint ventures, co-owners or otherwise as participants in a joint or common undertaking; or (iii) allow Distributor to create or assume any obligation on behalf of Lazuriton Nano Biotech. All financial obligations associated with Distributor's business and its performance under this Agreement are the sole responsibility of Distributor.

(h) Subdistributors. Distributor shall not appoint or use any third parties to market, sell or distribute the Products, unless such subdistributors, and Distributor’s written agreement authorizing such subdistributor to market, sell or distribute Products, has been expressly approved by Lazuriton Nano Biotech in writing.

2. RESPONSIBILITIES OF DISTRIBUTOR

(a) Marketing and Promotion Generally. Distributor shall use its best efforts to promote and sell the Products in the Territory and shall at its cost and expense (i) employ or otherwise engage on its own behalf a sufficient number of specialized, trained, and qualified personnel to promote and sell the Products in the Territory and (ii) otherwise operate its business in a professional and ethical manner, in each case in accordance with this Agreement.

(b) General Performance Standards. Distributor agrees that the continued maintenance of an image of excellence and ethical marketing of the Products is essential to the continued success of both parties. Accordingly, Distributor:
(1) shall not engage in deceptive, misleading, or unethical practices that are or might be detrimental to Lazuriton Nano Biotech, the Products, or the public, including any such practices directed at Competing Products;
(2) shall make no false, misleading or deceptive statements or representations, either orally or in any written materials, with regard to Lazuriton Nano Biotech, Distributor or the Products;
(3) shall make no representations, warranties, or guarantees to customers or to the trade with respect to the specifications, indications, capabilities, or features of the Products that are inconsistent with the literature provided to Distributor by Lazuriton Nano Biotech for marketing purposes; and
(4) shall not promote the Products other than for their intended use.

(c) Legal Compliance. Distributor shall comply at its expense with all laws governing the distribution, promotion, marketing, and sale of the Products in the Territory. Without limiting the foregoing, Distributor:
(1) shall obtain all governmental authorizations, licenses, filings, approvals and similar requirements, necessary or advisable to distribute and sell the Products in the Territory (collectively, “Approvals”). Distributor shall provide copies of all Approvals to Lazuriton Nano Biotech promptly after they are obtained. Nothing in this Agreement shall limit Lazuriton Nano Biotech’s right, in its sole discretion, to obtain for itself any Approval.

(2) shall keep Lazuriton Nano Biotech informed in writing of regulatory requirements, and any changes thereto, imposed by the laws of the Territory applicable to the Products and on any and all efforts made by Distributor to comply therewith;
(3) shall comply promptly with any recalls of the Products issued by Lazuriton Nano Biotech or by any applicable regulatory authorities;
(4) shall accept notifications from customers regarding complaints and adverse events with respect to the Products, including alleged or actual Product malfunctions and alleged or actual counterfeiting (collectively, “Complaints”). Distributor shall notify Lazuriton Nano Biotech of any Complaint within twenty four (24) hours of the Distributor becoming aware of the Complaint, meaning that an employee or contractor of the Distributor has acquired information that suggests a Complaint may have occurred;
(5) shall maintain records as necessary to comply with, and to demonstrate its compliance with, all applicable laws, rules and regulations with respect to the sale of the Products in the Territory; and
(6) shall comply with the laws of the Territory, the United States and any other applicable jurisdiction (including the U.S. Foreign Corrupt Practices Act) that address payments to governments or related persons for the purpose of obtaining or retaining business for or with, or directing business to, any person, or otherwise affecting the actions of any government personnel.

(d) Customer Support
(1) Distributor shall have the responsibility for obtaining orders for Products from customers in the Territory. Without limiting Distributor’s other obligations in this subsection, Distributor shall at all times maintain a sufficient level of understanding of the Products to enable Distributor to provide basic information to customers regarding the Products, to effectively sell the Products, and to obtain customer orders and provide assistance to customers in determining and fulfilling their requirements with respect to the Products.
(2) Distributor personnel shall  participate in Lazuriton Nano Biotech’s standard training program applicable to the Products (“Lazuriton Nano Biotech Training Program”) before selling any Products. The training will be provided at Lazuriton Nano Biotech’s facilities, unless another location is agreed by the parties. Distributor shall be responsible for the travel-related costs and expenses of its personnel that attend the Lazuriton Nano Biotech Training Program. Lazuriton Nano Biotech and Distributor shall mutually agree to the number of Distributor personnel that must attend the Lazuriton Nano Biotech Training Program based on the size of the Territory, the number of potential customers in the Territory, and Distributor’s potential sales of Products.

3. RESPONSIBILITIES OF LAZURITON NANO BIOTECH

(a) Fulfillment of Product Orders; Warranty. Lazuriton Nano Biotech shall fulfill orders for Products in accordance with Section 4 and shall replace defective Products that are under warranty.

(b) Product Materials. Lazuriton Nano Biotech shall provide Distributor the Product materials that Lazuriton Nano Biotech generally provides to other distributors of the Products. Upon reasonable request by Distributor, Lazuriton Nano Biotech agrees to supply all necessary documentation to enable Distributor to comply  with government regulations in the Territory.

(c) Condition of Products. The Products purchased from Lazuriton Nano Biotech under this Agreement shall be suitable and appropriate for their intended use, unless indicated otherwise by Lazuriton Nano Biotech on a purchase order accepted by Lazuriton Nano Biotech in accordance with this Agreement.

4. TERMS OF PURCHASE OF PRODUCTS BY DISTRIBUTOR

(a) Terms of  Purchase of  Products. All purchases of Products from Lazuriton Nano Biotech will be governed exclusively by the terms and conditions set forth in this Agreement and further defined in this Section 4.

(b) Order, Acceptance, and Cancellation. Distributor shall order Products by providing written documentation (“Purchase Orders”) and shall reference the then current Product Prices (“Purchase Price”) as set forth in Exhibit A. Lazuriton Nano Biotech shall have the right to modify the Purchase Price at its sole discretion upon forty-five (45) days written notice to Distributor. Lazuriton Nano Biotech will notify Distributor of the acceptance of an order by written confirmation. Distributor may cancel Product orders by providing written notice prior to Lazuriton Nano  Biotech’s scheduled shipment of the Product(s) or within ten (10) business days of acceptance of Purchase Order, whichever is later.

(c) Taxes. The Purchase Prices do not include excise, sales, use, value added or other taxes (“Taxes”) now or hereafter levied  by  any governmental authority on  the sale,  purchase, transport or delivery of  the Products. Distributor is responsible for all taxes associated with the order (at the time of the sale or thereafter).

(d) Payment. Upon submission by Distributor of a Purchase Order, Distributor shall pay Lazuriton Nano Biotech 50% of the Purchase Price of the Products subject to that Purchase Order. Upon Distributor receiving notice from Lazuriton Nano Biotech that the Products subject to that Purchase Order are ready for shipment, Distributor shall pay Lazuriton Nano Biotech the remaining balance of the Purchase Price for those Products. All payments shall be made by wire transfer or letter of credit.

(e) Shipping. Shipping of the products will be FOB at the freight forwarder or carrier selected by Lazuriton
Nano Biotech.

5. PRODUCT WARRANTY

(a) Standard Warranties.   Lazuriton Nano Biotech shall furnish to Distributor Lazuriton Nano Biotech’s standard warranties regarding the Products, as such warranties are established by Lazuriton Nano Biotech from time to time. Lazuriton Nano Biotech shall be solely responsible for the formulation, development, supply, production, and performance of the Products (the “Warranties”).

(b) Limitations. The Warranties are the only warranties made by Lazuriton Nano Biotech with respect to the Products. Distributor shall not make any warranties, representations, guarantees, or statements  regarding  the Products that exceed the scope of the Warranties, and Distributor shall be exclusively responsible for any obligations or other liability arising from any such warranties, representations, guarantees, or statements made by Distributor or its agents.

6. TERM AND TERMINATION

(a) Term. The Term shall commence on the Effective Date and shall continue for one year thereafter, unless terminated earlier under the provisions of this Section 6 (the “Initial Term”). This Agreement may be extended automatically for renewal terms of one year each, unless one party gives the other party notice at least 30 days prior to the expiration of any Term of such noticing party’s intention to not renew this Agreement (each, a “Renewal Term”). The Initial Term together with any Renewal Terms agreed by the parties constitute the “Term.” The effective  date of any  expiration or termination of this Agreement under this Section 6 is referred  to as the “Termination Date.”

(b) Mutual Consent. This Agreement may be terminated by the mutual written consent of the parties.

(c) Termination for Cause. If either party materially defaults in the performance of any provision of this Agreement, the non-defaulting party may give written notice to the defaulting party that if the default is not cured within thirty (30) days of such notice, the non-defaulting party may terminate the Agreement. If the non-defaulting party gives  such  notice and the  default is not  cured during the thirty (30) day period, this Agreement shall automatically terminate at the end of such period without further action by the non-defaulting party.

(d) Fulfillment of Orders upon Termination. After the Termination Date Lazuriton Nano Biotech shall be obligated to fulfill only those orders that were accepted by Lazuriton Nano Biotech prior to the Termination Date, provided that Lazuriton Nano  Biotech shall have no such obligation if Lazuriton Nano   Biotech terminates this Agreement pursuant to sub-section (c) of this section.

7. PROPRIETARY RIGHTS AND CONFIDENTIALITY

(a) Proprietary Rights. Distributor agrees that Lazuriton Nano Biotech owns all right, title, and interest in the Products and in all of Lazuriton Nano Biotech’s patents, trademarks, trade names, inventions, copyrights, know- how, trade secrets and other intellectual property relating to the formulation and manufacture of the Products. Lazuriton Nano Biotech grants Distributor a license to sell the Products and to use the Products solely as necessary to perform its obligations under this Agreement. Except for the foregoing license, the sale of the Products by Distributor does not and will not be deemed to confer upon Distributor any right, interest or license in any patents or patent applications, or copyrights or other proprietary rights that Lazuriton Nano Biotech or any third party may have in the Products or otherwise and shall not confer on Distributor any right to manufacture or have manufactured, duplicated or otherwise copied or reproduced any of the Products. Lazuriton Nano Biotech shall retain exclusive ownership of all proprietary rights in and to all documentation and other data and materials pertaining to any Products.

(b) Confidentiality. Lazuriton Nano  Biotech may disclose certain Confidential Information (as defined below) to Distributor to permit Distributor to perform its obligations under this Agreement. Distributor shall not use any Confidential Information  for any purposes or activities other than those specifically  authorized in this Agreement and shall not disclose any Confidential Information to third parties without Lazuriton Nano Biotech’s prior written approval. The foregoing use and disclosure restrictions with respect to Confidential Information shall apply during the Term and after the Termination Date. “Confidential Information” means all non-public data and information of Lazuriton Nano Biotech, including any proprietary information, technical data, trade secrets or know how, including research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, configuration information, marketing, finances or other business information of Lazuriton Nano Biotech communicated, orally, electronically, or in writing, to Distributor. The foregoing provisions shall not apply, or shall cease to apply, to Confidential Information if such information that (i) is known to Distributor at the time of disclosure to Distributor by Company, as evidenced by written records; (ii) becomes public knowledge without a breach of confidence by Distributor or any third party; or (iii) is required to be disclosed pursuant to any statutory or regulatory provision or court order (provided  that Distributor promptly notifies Lazuriton Nano   Biotech of such potential  required disclosure and assists Lazuriton Nano Biotech in preventing or limiting such disclosure). Distributor shall have the burden of establishing any of the foregoing exceptions by clear and convincing evidence. Without limiting the foregoing, Distributor shall not publish any technical description of the Products beyond the descriptions published publicly by Lazuriton Nano Biotech. Distributor shall return or destroy all Confidential Information in Distributor’s possession within ten (10) days after the Termination Date and, upon Lazuriton Nano Biotech’s request, shall certify in a writing signed by an officer of Distributor that it has done so.

8. TRADEMARKS AND TRADE NAMES

(a) Use. During the Term, and subject to the terms and conditions of this Agreement, Distributor shall have the right in the Territory to indicate to the public that it is an authorized distributor of the Products and to advertise the Products in the Territory under the trademarks, marks, and trade names specified on Exhibit B ("Lazuriton Nano Biotech Trade-names"). Distributor shall not use any of Lazuriton Nano Biotech Trade-names as part of its business name or as part of prominent signage displaying Distributor’s business name. Distributor shall not create new service or trademarks or trade-names based in whole or in part on the Lazuriton Nano Biotech Trade-names. Distributor shall not alter or remove any of  Lazuriton Nano Biotech Trade-names applied to the Products by Lazuriton Nano Biotech. Nothing herein shall grant to Distributor any right, title or interest in Lazuriton Nano Biotech Trade-names. Distributor acknowledges Lazuriton Nano Biotech’s ownership of and rights in the Lazuriton Nano Biotech Trade-names and the validity of all registrations therefor and agrees to take no action contrary to such ownership and rights during the Term and thereafter. Distributor will assist Lazuriton Nano Biotech, if requested, by providing documentation of use of the Lazuriton Nano Biotech Trade-names in connection with any trademark or service mark application. Distributor shall not attempt to register the Lazuriton Nano Biotech Trade-names without prior written approval from Lazuriton Nano Biotech. In the event that any infringement of any of Lazuriton Nano Biotech Trade-names shall come to Distributor’s attention, Distributor shall promptly inform  Lazuriton Nano Biotech thereof. Lazuriton Nano Biotech, in its sole discretion, shall determine whether or not to initiate or pursue proceedings against any such infringer. Nothing in this Section 8 is to be construed as a representation or guarantee by Lazuriton Nano Biotech that Distributor’s use of Lazuriton Nano Biotech Trade-names in the Territory will not infringe the rights of others. At any time during this Agreement should Distributor challenge or assist others to challenge Lazuriton Nano Biotech Trade-names or the registration thereof or attempt to register any trade marks, or trade names confusingly similar to those of Lazuriton Nano Biotech Trade-names, Lazuriton Nano Biotech shall have the right to terminate this Agreement upon written notice to Distributor.

(b) Approval. All representations of Lazuriton Nano Biotech Trade-names that Distributor intends to use or publish shall (i) use the appropriate trademark symbol and legends in conjunction therewith, (ii) shall first be submitted to Lazuriton Nano Biotech for approval of design and other details, or shall be exact copies of Lazuriton Nano   Biotech Trade-names, and (iii) shall otherwise comply with Lazuriton Nano   Biotech’s then-current trademark guidelines provided to Distributor from time to time during the Term. Distributor agrees to provide to Lazuriton Nano Biotech copies, in any language into which the materials have been translated, prior to any public use of the materials. Distributor shall modify any such materials and activities to ensure compliance with this Agreement upon Lazuriton Nano Biotech’s request.

9. INDEMNIFICATION

(a) By Lazuriton Nano Biotech. Subject to Distributor’s obligations set forth below in Section 9(c) (“Indemnification Procedure”), Lazuriton Nano Biotech will defend Distributor with respect to any claim, suit, or proceeding (each, a “Claim”) brought against Distributor by a third party to the extent that such Claim alleges that the Products infringe any patent in the Territory of which Lazuriton Nano Biotech had actual knowledge on the date it first shipped the infringing Product or any copyright or trade secret belonging to such third party; provided that Lazuriton Nano Biotech will have no obligation hereunder for any such Claim that arises out of the modification of the Products by any party other than Lazuriton Nano  Biotech. Lazuriton Nano Biotech shall pay any damages, costs, and expenses finally awarded to a third party by a court or in a settlement agreed to by Lazuriton Nano Biotech arising from such Claims. If the Products become, or in Lazuriton Nano Biotech’s opinion are likely to become, the subject of any infringement claim, Lazuriton Nano Biotech may, at its option and expense, either (i) procure for Distributor the right to continue using the Products; (ii) replace or modify the Products, so they become non-infringing; or (iii) accept return of the Products and remove the infringing Products from Exhibit A.

(b) By Distributor. Subject to the  Indemnification Procedures, Distributor will defend Lazuriton Nano Biotech with respect to any Claim brought against Lazuriton Nano Biotech by a third party to the extent that such Claim arises from or is related to (i) Distributor’s use, marketing, resale, or distribution of the Products (excluding any Claims covered under the indemnity in Section 9(a)); (ii) a breach by Distributor of Section 2, or (iii) Distributor’s sale or distribution of Products outside the Territory. Distributor will pay any damages, costs, and expenses finally awarded to a third party by a court or in a settlement agreed to by Distributor arising from such Claims.

(c) Indemnification Procedure. The party seeking indemnification (the “Indemnified Party”) shall: (i) give the indemnifying party (the “Indemnifying Party”) notice of any Claim subject to indemnification under this Section 9; (ii) cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in the defense of such Claim; and (c) give the Indemnifying Party the right to control the defense and settlement of any such claim. The Indemnified Party will have the right to participate in the defense with counsel of its choice at its own expense, provided that the Indemnifying Party will have the right to make final decisions regarding the defense of a Claim as long as the Indemnifying Party actively maintains the defense of such Claim.

10. GENERAL PROVISIONS

(a) Governing Law. This Agreement will be governed in all respects by the laws of the State of Nevada, U.S.A., without regarding to conflicts of law principles that would require the application of the laws or any other jurisdiction. Both parties consent to the personal jurisdiction of the courts located in Nevada and agree that any cause of action arising out of or relating to this Agreement shall be brought exclusively in a U.S. federal or Nevada state court located in Nevada; provided that Lazuriton Nano Biotech may bring an action in any jurisdiction in order to enforce its intellectual property rights, rights of exclusivity, and other rights and remedies under this Agreement. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

(b) Severability; Waiver. If any provision of this Agreement is held to be invalid or unenforceable for any reason by a court of competent jurisdiction, the remaining provisions will continue in full force without being impaired or invalidated in any way. The failure of either party to insist upon strict performance of any provision of this Agreement, or to exercise any right provided for herein, shall not be deemed to be a waiver for the future of such provision or right, and no waiver of any provision or right shall affect the right of the waiving party to enforce any other provision or right herein.

(c) Notices. Any notice or communication permitted or required hereunder will be in writing and will be delivered by facsimile transmission or electronic transmission (email) with confirmation of receipt, in person or by courier, or mailed by certified or registered mail, postage prepaid, return receipt requested (“Mail”), and addressed as set forth in the preamble to this Agreement or to such other facsimile number, address, email address as either party may provide from time to time to the other. If notice is given in person, by courier, by facsimile or by electronic mail (email), it will be effective upon receipt; and if notice is given by Mail, it will be effective three (3) business days after deposit in the Mail.

(d) Force Majeure. If performance of this Agreement, or any obligation hereunder (other than the obligation to pay) is prevented, restricted, or interfered with by any act or condition whatsoever beyond the reasonable control of the affected party (including the failure of any suppliers to perform), the party so affected, upon giving prompt notice to the non-affected party, will be excused from such performance to the extent of such prevention, restriction, or interference.

(e) Construction. Section headings are provided solely for reference purposes and in no way define, limit, interpret, or describe the scope or extent of such section or in any way affect this Agreement. When used in this Agreement, the term “including” means “including without limitation” unless expressly stated to the contrary.

(f) Assignment.  Distributor may not assign, delegate or otherwise transfer any right or obligation  of Distributor under this Agreement whether by agreement, operation of law, or otherwise, without the express prior written consent of Lazuriton Nano Biotech. Any purported assignment, delegation, or transfer in violation of the previous sentence will be null and void. Subject to the foregoing, this Agreement in its entirety will obligate each party and its permitted successors and assigns.

(g) Amendments. Any amendments, modifications, supplements, or other changes to this Agreement must be in writing and signed by duly authorized representatives of each party.

(h) Entire Agreement. This Agreement and the exhibits hereto constitute the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous representations, understandings, agreements, or communications between the parties, whether written or oral, relating to the subject matter hereof.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

"Lazuriton Nano Biotech"

Lazuriton Nano Biotechnology Co., Ltd.

By: 蕭智遠

HSIAO, CHIH-YUAN

Printed Name

President

Title

"Distributor"

Lazuriton Nano Biotechnology (U.S.A.) Inc.

By: 蕭智遠

HSIAO, CHIH-YUAN

Printed Name

President

Title

7

Exhibit A

Company A:  Lazuriton Nano Biotechnology Co., Ltd.
Company B:  Lazuriton Nano Biotechnology (U.S.A.) Inc.

Lazuriton  Nano  Biotechnology   Co.,  Ltd.,  “Company   A”,  grants  to  Lazuriton  Nano Biotechnology (U.S.A.) Inc., “the Distributor” or “Company B”, the non-exclusive right, to promote, market, distribute, and sell the Products throughout Asia, with the exception of Taiwan. Company A is engaged in the business of selling these Nano fertilizers products and related items listed as follows. Company A shall sell to the Distributor the Products at the prices specified more completely on the following table:

No	Name	Size	Selling price (in USD)
#1	Nano Organic Compound Fertilizer-1	(500g/can)	$ 16.70
#3	Nano Low Nitrogen High Phosphorus High Potassium Compound Fertilizer	(500g/can)	$ 19.30
#5	Nano High Phosphorus High Potassium Compound Fertilizer	(500g/can)	$ 19.30
#1	Nano Organic Compound Fertilizer-1	(5kg/barrel)	$ 165.00
#3	Nano Low Nitrogen High Phosphorus High Potassium Compound Fertilizer	(5kg/barrel)	$ 191.70
#5	Nano High Phosphorus High Potassium Compound Fertilizer	(5kg/barrel)	$ 191.70

Exhibit B

Company A:  Lazuriton Nano Biotechnology Co., Ltd.
Company B:  Lazuriton Nano Biotechnology (U.S.A.) Inc.

Lazuriton  Nano  Biotechnology  Co.,  Ltd.,  “Company  A”,  grants  to  Lazuriton  Nano Biotechnology (U.S.A.) Inc., “the Distributor” or “Company B”, the non-exclusive right, to promote, market, distribute, and sell the Products throughout Asia, with the exception of Taiwan. During the Term, and subject to the terms and conditions of this Agreement, the Distributor shall have the right in the Territory to indicate to the public that it is an authorized distributor of the Products and to advertise the Products in the Territory under the following trademarks, marks, and trade names ("Lazuriton Trade-names") specified as follows. The Distributor shall not use any of Lazuriton Trade-names as part of its business name or as part of prominent signage displaying Distributor’s business name. Distributor shall not create new service or trademarks or trade-names based in whole or in part on the Lazuriton Trade-names. Distributor shall not alter or remove any of Lazuriton Trade-names applied to the Products by Lazuriton Nano Biotechnology Co., Ltd. Nothing herein shall grant to Distributor any right, title or interest in Lazuriton Trade-names. Distributor acknowledges Lazuriton Biotech’s ownership of and rights in the Lazuriton Trade-names and the validity of all registrations therefor and agrees to take no action contrary to such ownership and rights during the Term and thereafter. Distributor will assist Lazuriton Biotech, if requested, by providing documentation of use of the Lazuriton Trade- names in  connection  with  any trademark or service mark application.  Distributor shall  not attempt to register the Lazuriton Trade-names without prior written approval from Lazuriton Biotech. In the event that any infringement of any of Lazuriton Trade-names shall come to Distributor’s attention, Distributor shall promptly inform Lazuriton Biotech thereof. Lazuriton Biotech, in its sole discretion, shall determine whether or not to initiate or pursue proceedings against any such infringer. Nothing in this Section 9 is to be construed as a representation or guarantee by Lazuriton Biotech that Distributor’s use of Lazuriton Trade-names in the Territory will not infringe the rights of others. At any time during this Agreement should Distributor challenge or assist others to challenge Lazuriton Trade-names or the registration thereof or attempt to register any trade marks, or trade names confusingly similar to those of Lazuriton Trade-names, Lazuriton Biotech shall have the right to terminate this Agreement upon written notice to Distributor.

("Lazuriton Trade-names")